                                                                    EXHIBIT 99.2

MANAGEMENT'S NARRATIVE ANALYSIS OF RESULTS OF OPERATIONS

This Management's Narrative Analysis of Results of Operations should be read in conjunction with the Financial Statements and Notes to Financial Statements included herein.

Certain statements contained in this Report may be considered forward-looking, including statements about management expectations, strategic objectives, business prospects, anticipated financial performance, and other similar matters. These forward-looking statements are not statements of historical fact and represent only management's beliefs regarding future events, which are inherently uncertain. There are a variety of factors, many of which are beyond Merrill Lynch Life's control, which affect its operations, performance, business strategy, and results and could cause its actual results and experience to differ materially from the expectations and objectives expressed in any forward-looking statements. These factors include, but are not limited to, the factors listed in the Business Environment and Economic Environment sections listed below, as well as actions and initiatives taken by both current and potential competitors, general economic conditions, the effects of current, pending, and future legislation, regulation and regulatory actions, and the other risks and uncertainties detailed in Merrill Lynch Life's Financial Statements and Notes to Financial Statements. Accordingly, readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the dates on which they are made. Merrill Lynch Life does not undertake to update forward-looking statements to reflect the impact of circumstances or events that arise after the dates the forward-looking statements are made. The reader should, however, consult any further disclosures Merrill Lynch Life may make in its Quarterly Reports on Form 10-Q.

BUSINESS ENVIRONMENT

Merrill Lynch Life conducts its business in the life insurance and annuity markets of the financial services industry. These markets are highly regulated with particular emphasis on company solvency and sales practice monitoring. Demographically, the population is aging, which favors life insurance and annuity products.

The financial services industry continues to be affected by an intensifying competitive environment, as demonstrated by consolidation through mergers, competition from new and established competitors, and diminishing margins in many mature products and services.

The financial services industry is also impacted by the regulatory and legislative environment. In 2003, additional aspects of the Sarbanes-Oxley Act of 2002 were implemented as rules relating to corporate governance, auditor independence and disclosure became effective and/or was adopted in their final form. Various federal and state securities regulators and self-regulatory organizations (including the Securities and Exchange Commission, New York Stock Exchange, and the National Association of Securities Dealers), as well as industry participants continued to review and, in many cases, adopt changes to their established rules and policies in areas such as corporate governance, mutual fund trading, disclosure practices and auditor independence.

DISCONTINUANCE OF VARIABLE LIFE INSURANCE

During the first quarter 2003, Merrill Lynch Life discontinued manufacturing its single premium variable life insurance product. As a result, Merrill Lynch Life currently does not manufacture, market, or issue life insurance products. Merrill Lynch Life continues to service all life insurance contracts inforce.

TAX LEGISLATION

During May 2003, Congress passed the Jobs and Growth Tax Relief Reconciliation Act of 2003 (the "Act"). A key provision in the Act is reduced federal income tax rates on dividends and capital gains paid to investors on stocks and mutual funds held individually. Pending future Congressional action, these federal income tax rate reductions are set to expire after 2008. These recently enacted tax rate reductions may impact the relative attractiveness of non-qualified annuities.

ECONOMIC ENVIRONMENT

Merrill Lynch Life's financial position and/or results of operations are primarily impacted by the following economic factors: equity market performance, fluctuations in medium term interest rates, and the corporate credit environment via credit quality and fluctuations in credit spreads. The following discusses the impact of each economic factor.

Equity Market Performance

Changes in the U.S. equity market directly affect the values of the underlying U.S. equity-based mutual funds supporting separate accounts assets and, accordingly, the values of variable contract owner account balances. Since asset-based fees collected on inforce variable contracts represent a significant source of revenue, Merrill Lynch Life's financial condition will be impacted by fluctuations in investment performance of separate accounts assets. Fluctuations in the U.S. equity market also directly impact Merrill Lynch Life's exposure to guaranteed minimum death benefit ("GMDB") provisions contained in the variable annuities it manufactures. Negative investment performance generally results in greater exposure to GMDB provisions, to the extent there is an increase in the number of variable contracts (and amount per contract) in which the GMDB exceeds the variable account balance. Prolonged periods of negative investment performance may result in greater GMDB claim payments. GMDB claim payments are recorded as a component of policy benefits.

Additionally, Merrill Lynch Life is impacted by the U.S. equity markets through its trading account investments. Merrill Lynch Life's trading account is invested in convertible debt and convertible preferred stocks. The valuations of these types of securities are impacted by changes in value of the underlying equity security. The trading account is carried at market value with changes in market value included in earnings as a component of net realized investment gains (losses).

There are several standard indices published on a daily basis that measure performance of selected components of the U.S. equity market. Examples include the Dow Jones Industrial Average ("Dow"), NASDAQ Composite Index ("NASDAQ") and the Standard & Poor's 500 Composite Stock Price Index ("S&P"). The following table provides the increase (decrease) for each equity market index for the years ended December 31:

                          2003             2002
                          ----            ------
Dow                       25.3%           -16.8%
NASDAQ                    50.0%           -31.5%
S&P                       26.4%           -23.4%

Despite positive equity market performance during 2003, average separate accounts assets, and in turn, average variable contract owner account balances, were lower as compared to 2002. The average monthly Dow and S&P indices were slightly lower during 2003 as compared to 2002.

The investment performance of the underlying U.S. equity-based mutual funds supporting Merrill Lynch Life's variable products do not replicate the returns on any specific U.S. equity market index. However, investment performance will generally increase or decrease with corresponding increases or decreases in the overall U.S. equity market.

Medium Term Interest Rates

Changes in interest rates affect the value of investments, primarily fixed maturity securities and preferred equity securities, as well as interest sensitive liabilities. Changes in interest rates have an inverse relationship to the value of investments and interest sensitive liabilities. See Note 3 to the Financial Statements for the impact of changes in medium term interest rates on the value of investments and liabilities. Also, since Merrill Lynch Life has certain fixed products that contain guaranteed minimum crediting rates, decreases in interest rates can decrease the amount of interest spread earned by Merrill Lynch Life.

Merrill Lynch Life defines medium term interest rates as the average interest rate on U.S. Treasury securities with terms of 1 to 10 years. During 2003, average medium term interest rates decreased approximately 77 basis points to yield, on average, 2.42%. During 2002, average medium term interest rates decreased approximately 68 basis points to yield, on average, 3.19%.

Corporate Credit and Credit Spreads

Changes in the corporate credit environment directly impact the value of Merrill Lynch Life's investments, primarily fixed maturity securities. Merrill Lynch Life primarily invests in investment-grade corporate debt to support its fixed rate product liabilities.

Credit spreads represent the credit risk premiums required by market participants for a given credit quality, e.g. the additional yield that a debt instrument issued by a AA-rated entity must produce over a risk-free alternative (e.g., U.S. Treasury instruments). Changes in credit spreads have an inverse relationship to the value of investments. See Note 3 to the Financial Statements for the impact of changes in credit spreads on the value of investments.

Merrill Lynch Life defines credit spreads according to the Merrill Lynch U.S. Corporate Bond Index for BBB-A Rated bonds with three to five year maturities. During 2003, credit spreads contracted approximately 113 basis points and ended the year at 85 basis points. During 2002, credit spreads widened approximately 20 basis point and ended the year at 198 basis points.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the reported amounts of revenues and expenses. Estimates, by their nature, are based on judgement and available information. Therefore, actual results could differ and could have a material impact on the Financial Statements, and it is possible that such changes could occur in the near term.

Merrill Lynch Life's critical accounting policies and estimates are discussed below. See Note 1 to the Financial Statements for additional information regarding accounting policies.

Deferred Policy Acquisition Costs for Variable Annuities and Variable Life Insurance

The costs of acquiring business, principally commissions, certain expenses related to policy issuance, and certain variable sales expenses that relate to and vary with the production of new and renewal business, are deferred and amortized in accordance with Statement of Financial Accounting Standards No. 97, Accounting and Reporting by Insurance Enterprises for Certain Long-Duration Contracts and for Realized Gains and Losses from the Sale of Investments. Deferred policy acquisition costs ("DAC") is subject to recoverability testing at the time of policy issuance and loss recognition testing at the end of each reporting period. At December 31, 2003, variable annuities and variable life insurance account for $173.6 million (or 48%) and $178.9 million (or 49%), respectively, of Merrill Lynch Life's DAC asset.

DAC for variable annuities is amortized with interest over the lives of the policies in relation to the present values of estimated future gross profits from asset-based fees, contract fees, and surrender charges, less a provision for guaranteed minimum death benefit expenses, policy maintenance expenses, and non-capitalized commissions.

DAC for variable life insurance is amortized with interest over the lives of the policies in relation to the present values of estimated future gross profits from fees related to contract loans, asset-based fees, and cost of insurance charges, less claims (net of reinsurance), cost of mortality reinsurance, policy maintenance expenses, and non-capitalized commissions.

The most significant assumptions involved in the estimation of future gross profits are future net separate accounts performance, surrender rates, and mortality rates. Merrill Lynch Life generally assumes a level long-term rate of net separate accounts growth for all future years. The long-term rate may be adjusted if Merrill Lynch Life's long-term expectations change. Additionally, Merrill Lynch Life may modify the rate of net separate accounts growth over the short term to reflect Merrill Lynch Life's near-term expectations of the economy and financial market performance in which separate accounts assets are invested.

Future gross profit estimates are subject to periodic evaluation by Merrill Lynch Life, with necessary revisions applied against amortization to date. The impact of revisions to estimates on cumulative amortization is recorded as a charge or benefit to current operations ("DAC unlocking"). During 2003 and 2002, Merrill Lynch Life reduced earnings by $21.9 million and $27.0 million, respectively, via an increase in amortization of deferred policy acquisition costs. Changes in assumptions can have a significant impact on the amount of DAC reported for variable annuities and variable life insurance products and their related amortization patterns. In general, increases in the estimated separate accounts return and decreases in surrender or mortality assumptions increase the expected future profitability of the underlying business and may lower the rate of DAC amortization. Conversely, decreases in the estimated separate accounts return and increases in surrender or mortality assumptions reduce the expected future profitability of the underlying business and may increase the rate of DAC amortization.

Unearned Revenue Liability for Variable Life Insurance

One of Merrill Lynch Life's variable life insurance products includes a premium load that is higher in early policy years than in later years. The excess of the initial load over the ultimate load is recognized as income over time in the same manner that DAC is amortized. In addition, the unearned revenue liability is subject to the same periodic reassessment as DAC.

Other-Than-Temporary Impairment Losses on Investments

Merrill Lynch Life regularly reviews each investment in its fixed maturity and equity securities portfolio to evaluate the necessity of recording impairment losses for other-than-temporary ("OTT") declines in the fair value of investments. Management makes this determination through a series of discussions with Merrill Lynch Life's portfolio managers and credit analysts, as well as information obtained from external sources (i.e. company announcements, ratings agency announcements, or news wire services). The factors that give rise to potential impairments include, but are not limited to, i) certain credit-related events such as default of principal or interest payments, ii) bankruptcy of issuer, and iii) certain security restructurings. In absence of a readily ascertainable market value, the estimated fair value on these securities represents management's estimate of the security's ultimate recovery value. OTT impairment losses result in a permanent reduction of the cost basis of the underlying investment. OTT impairments on investments in fixed maturity securities were $9.1 million and $24.0 million during 2003 and 2002, respectively.

Federal Income Taxes

Merrill Lynch Life uses the asset and liability method in providing income taxes on all transactions that have been recognized in the financial statements. The asset and liability method requires that deferred taxes be adjusted to reflect the tax rates at which future taxable amounts will be settled or realized. Merrill Lynch Life provides for federal income taxes based on amounts Merrill Lynch Life believes it will ultimately owe. Inherent in the provision for federal income taxes are estimates regarding the realization of certain tax deductions and credits.

Specific estimates include the realization of the dividend-received deduction ("DRD") and the foreign tax credit ("FTC"). A portion of Merrill Lynch Life's investment income related to separate accounts business qualifies for the DRD and FTC. Information necessary to calculate these tax adjustments is typically not available until the following year. However, during the current year's provision, management makes estimates regarding the future deductibility of these items. These estimates are primarily based on recent historic experience. During 2003 and 2002, Merrill Lynch Life reduced its provision for federal income taxes by $5.7 million and $7.8 million, respectively, due to DRD and FTC adjustments.

RECENT DEVELOPMENTS

New Accounting Pronouncements

On July 7, 2003, the American Institute of Certified Public Accountants issued Statement of Position ("SOP") 03-1, Accounting and Reporting by Insurance Enterprises for Certain Nontraditional Long-Duration Contracts and for Separate Accounts. The SOP provides guidance on accounting and reporting by insurance companies for certain nontraditional long-duration contracts and for separate accounts. The SOP is effective for financial statements for Merrill Lynch Life beginning in 2004. The SOP requires the establishment of a liability for contracts that contain death or other insurance benefits using a specified reserve methodology that is different from the methodology that Merrill Lynch Life currently employs. The adoption of SOP 03-1, which is effective January 1, 2004, will approximately result in a $43.0 million increase in policyholder liabilities and a corresponding pre-tax charge to earnings. The adoption of SOP 03-1 is considered a change in accounting principle.

Other Events

Effective for the first quarter of 2004, Merrill Lynch & Co. adopted the fair value method of accounting for stock-based compensation under SFAS 123, Accounting for Stock-Based Compensation, using the retroactive restatement method described in SFAS 148, Accounting for Stock-Based Compensation - Transition and Disclosure. Under the fair value recognition provisions of SFAS 123, stock-based compensation cost is measured at the grant date based on the value of the award and is recognized as expense over the vesting period. The adoption of the fair value method of accounting by Merrill Lynch & Co. resulted in additional allocated compensation expense to Merrill Lynch Life for all periods, as well as, a decrease to current taxes payable, an increase to net affiliated payables, and a decrease to retained earnings. See Note 2 to the Financial Statements for additional information.

NEW BUSINESS

Merrill Lynch Life sells variable and interest-sensitive annuity products through the retail network of Merrill Lynch, Pierce, Fenner & Smith, Incorporated, a wholly owned broker-dealer subsidiary of Merrill Lynch & Co. Merrill Lynch Life competes for Merrill Lynch & Co.'s clients' annuity business with unaffiliated insurers whose products are also sold through Merrill Lynch & Co.'s retail network, and with insurers who solicit this business directly. The product lines that Merrill Lynch Life offers are focused in the highly competitive market segment of retirement planning. Merrill Lynch Life competes in this market segment by integrating its products into Merrill Lynch & Co.'s planning-based financial management program.

Merrill Lynch & Co. offers for sale numerous non-proprietary variable annuity products issued by unaffiliated insurers. Merrill Lynch Life's market share of variable annuity sales within the Merrill Lynch & Co. distribution system was 18%, 13% and 40% for 2003, 2002 and 2001, respectively.

Merrill Lynch Life's financial management is based on conservative investment and liability management and regular monitoring of its risk profile. Merrill Lynch Life also seeks to provide superior customer service and financial management to promote the competitiveness of its products. Merrill Lynch Life's customer service center has established standards of performance that are monitored on a regular basis. Managers and employees in the customer service center are periodically evaluated based on their performance in meeting these standards.

Merrill Lynch Life has strategically placed its marketing emphasis on the sale of variable annuity products. These products are designed to address the retirement planning needs of Merrill Lynch & Co.'s clients. Merrill Lynch Life issues three types of variable annuity products. These products are differentiated by the degree of liquidity afforded to the contract owner. The B-Share variable annuities contain a seven year surrender charge period, L-Share variable annuities contain a three year surrender charge period, and C-Share variable annuities have no surrender charge period. Each variable annuity product provides tax-deferred retirement savings with the opportunity for diversified investing in a wide selection of underlying mutual fund portfolios. In addition, Merrill Lynch Life also issues modified guaranteed annuity products. The modified guaranteed annuity products also provide tax-deferred retirement savings through guaranteed fixed interest rates for a period selected by the contract owner, but impose a market value adjustment for withdrawals prior to the expiration of the guarantee period. Total direct premiums by product type for the three years ended December 31 were as follows:

                                                   (In Millions)                           % Change
                                      ----------------------------------------     ---------------------------
                                         2003           2002           2001        2003 - 2002     2002 - 2001
                                      ----------     ----------     ----------     ----------      ----------
Variable Annuities:
   B-Share                            $    814.4     $    300.4     $    506.0            171%            -41%
   C-Share                                  88.9          209.9          566.8            -58             -63
   L-Share (a)                              18.2           65.3           19.4            -72             237
                                      ----------     ----------     ----------     ----------      ----------
Total Variable Annuities                   921.5          575.6        1,092.2             60             -47
                                      ----------     ----------     ----------     ----------      ----------

Variable Life Insurance                     35.6           48.4           79.9            -26             -39

Modified Guaranteed Annuities               13.9           43.2           31.7            -68              36

Other                                       14.3           11.8            9.9             21              19
                                      ----------     ----------     ----------     ----------      ----------

  Total Direct Premiums               $    985.3     $    679.0     $  1,213.7             45%            -44%
                                      ==========     ==========     ==========     ==========      ==========

(a) Merrill Lynch Life's L-Share variable annuity product was introduced in the fourth quarter 2001.

During 2003, Merrill Lynch Life's total direct premiums increased $306.3 million (or 45%) to $985.3 million as compared to 2002. Variable annuity premiums increased $345.9 million (or 60%) to $921.5 million during 2003 as compared to 2002. Management attributes the increase in variable annuity premiums to i) the introduction of a new B-Share variable annuity product and ii) the inclusion of guaranteed living benefit provisions within certain products. The new B-Share variable annuity product is designed for the tax-qualified IRA market and includes a guaranteed living benefit provision. Sales of the new B-Share variable annuity product, which was introduced in the fourth quarter 2002, were $535.8 million and $53.9 million during 2003 and 2002, respectively. Also, during the fourth quarter 2002, Merrill Lynch Life added a guaranteed living benefit provision to its existing B-Share variable annuity. Sales of this product were $278.6 million and $246.5 million, during 2003 and 2002, respectively. Prior to the fourth quarter of 2002 Merrill Lynch Life did not offer guaranteed living benefit provisions on its variable annuity products. Living benefit provisions have increased in popularity due to consumers' increasing demand for guaranteed benefits. Management believes that the generally decreasing equity markets over the past three years has been the catalyst for this demand. C-Share and L-Share variable annuity premiums, which during 2003 decreased $121.0 million (or 58%) and $47.1 million (or 72%), respectively, do not contain guaranteed living benefit provisions.

During 2003 variable life insurance premiums decreased $12.8 million (or 26%) to $35.6 million as compared to 2002. The decrease in variable life insurance premiums is primarily due to the discontinuation of manufacturing variable life insurance products during the first quarter 2003.

Modified guaranteed annuity sales decreased $29.3 million (or 68%) to $13.9 million during 2003 as compared to 2002. The decrease is primarily due to the lower interest rate environment during 2003 as compared to 2002.

SURRENDERS

Policy and contract surrenders decreased $88.5 million (or 8%) to $1,079.0 million during 2003 as compared to 2002. During 2003, variable annuity surrenders decreased $77.8 million (or 10%) as compared to 2002 to $675.3 million. Management attributes the decrease in variable annuity surrenders to the general decline in the equity markets occurring over the past three years whereby variable annuity contract owners are less inclined to give up contracts in which GMDB provisions are in excess of the variable account balance. In addition, modified guaranteed annuity surrenders decreased $34.8 million (or 25%) as compared to 2002 to $104.5 million. Management also attributes the decrease in modified guaranteed annuity surrenders to the general decline in the equity markets occurring over the past three years, whereby modified guaranteed annuity contract owners have less incentive to give up guaranteed income. Partially offsetting the decreases in variable annuity and modified guaranteed annuity surrenders was an increase in variable life surrenders, which increased $28.9 million (or 13%) to $254.3 million as compared to 2002. The increase in variable life surrenders primarily represents movement by contract owners to other unaffiliated insurance products. As previously noted, Merrill Lynch Life no longer manufactures variable life insurance products.

FINANCIAL CONDITION

At December 31, 2003, Merrill Lynch Life's assets were $14.6 billion, or $1.5 billion higher than the $13.1 billion in assets at December 31, 2002 primarily due to an increase in separate accounts assets. Separate accounts assets increased $1.7 billion (or 18%) to $10.7 billion. Changes in separate accounts assets during each quarter of 2003 were as follows:

                                      1Q03            2Q03            3Q03            4Q03            Total
                                   ----------      ----------      ----------      ----------      ----------
                                                                  (In Millions)
Investment performance -
    variable products              $   (171.0)     $    948.2      $    272.0      $    944.1      $  1,993.3
Net cash outflow -
    variable products                   (99.7)          (36.3)          (59.2)         (140.1)         (335.3)
Net change in seed money                 (0.3)            0.2            (1.2)            0.4            (0.9)
                                   ----------      ----------      ----------      ----------      ----------
Net increase (decrease)            $   (271.0)     $    912.1      $    211.6      $    804.4      $  1,657.1
                                   ==========      ==========      ==========      ==========      ==========

During 2003, Merrill Lynch Life experienced contract owner withdrawals that exceeded deposits by $410.6 million. The components of contract owner transactions were as follows:

                                                               2003
                                                           -------------
                                                           (In Millions)
Premiums collected                                          $    985.3
Internal tax-free exchanges                                      (48.9)
                                                            ----------
     Net contract owner deposits                                 936.4

Contract owner withdrawals                                     1,255.2
Net transfers from separate accounts                              91.8
                                                            ----------
     Net contract owner withdrawals                            1,347.0
                                                            ----------

Net contract owner activity                                 $   (410.6)
                                                            ==========

Merrill Lynch Life maintains a conservative general account investment portfolio. Merrill Lynch Life has no mortgage or real estate holdings and its investment in non-investment grade fixed maturity securities are below the industry average. The following schedule identifies Merrill Lynch Life's general account invested assets by type:

Investment Grade Fixed Maturity Securities (Rated A or higher) ...........................       40%
Policy Loans..............................................................................       32%
Investment Grade Fixed Maturity Securities (Rated BBB) ...................................       22%
Non-Investment Grade Fixed Maturity Securities ...........................................        3%
Equity Securities ........................................................................        2%
Trading Account Securities ...............................................................        1%
                                                                                               ----
                                                                                                100%
                                                                                               ====

At December 31, 2003 and 2002, approximately $97.9 million (or 5%) and $114.7 million (or 6%), respectively, of Merrill Lynch Life's fixed maturity securities were considered non-investment grade. Merrill Lynch Life defines non-investment grade as unsecured debt obligations that have a rating equivalent to Standard and Poor's BB+ or lower (or similar rating agency). Non-investment grade securities are speculative and are subject to significantly greater risks related to the creditworthiness of the issuers and the liquidity of the market for such securities. Current non-investment grade holdings are the result of ratings downgrades on Merrill Lynch Life's portfolio as Merrill Lynch Life does not purchase non-investment grade securities. Also, as of December 31, 2003, approximately $177.0 million (or 8%) of Merrill Lynch Life's fixed maturity securities were rated BBB-, which is the lowest investment grade rating given by Standard and Poor's, compared to $233.6 million (or 13%) of fixed maturity securities as of December 31, 2002. Merrill Lynch Life closely monitors such investments. The reductions in non-investment grade and BBB- holdings are attributable to management actions taken during 2003 to improve the overall credit quality of the fixed maturity security portfolio.

Merrill Lynch Life's investment in collateralized mortgage obligations ("CMO") and mortgage backed securities ("MBS") had a carrying value of $20.3 million and $41.3 million at December 31, 2003 and 2002, respectively. At December 31, 2003, approximately 94% of Merrill Lynch Life's CMO and MBS holdings were fully collateralized by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation. CMO and MBS securities are structured to allow the investor to determine, within certain limits, the amount of interest rate risk, prepayment risk and default risk that the investor is willing to accept. It is this level of risk that determines the degree to which the yields on CMO and MBS securities will exceed the yields that can be obtained from corporate securities with similar credit ratings.

At December 31, 2003, Merrill Lynch Life had 28,969 life insurance and annuity contracts inforce with interest rate guarantees. The estimated average rate of interest credited on behalf of contract owners was 4.32% during 2003. Invested assets supporting liabilities with interest rate guarantees had an estimated average effective yield of 5.37% during 2003. The number of life insurance and annuity contracts inforce with interest rate guarantees decreased 2,968 (or 9%) as compared to 2002.

Merrill Lynch Life has utilized public information to estimate the future assessments it will incur as a result of life insurance company insolvencies. At December 31, 2003, Merrill Lynch Life's estimated net liability for future guaranty fund assessments was $7.1 million. Merrill Lynch Life regularly monitors public information regarding insurer insolvencies and adjusts its estimated liability as appropriate.

LIQUIDITY AND CAPITAL RESOURCES

Merrill Lynch Life's liquidity requirements include the payment of sales commissions and other underwriting expenses and the funding of its contractual obligations for the life insurance and annuity contracts it has inforce. Merrill Lynch Life has developed and utilizes a cash flow projection system and regularly performs asset / liability duration matching in the management of its asset and liability portfolios. Merrill Lynch Life anticipates funding all its cash requirements utilizing cash from operations, normal investment maturities and anticipated calls and repayments, consistent with prior years. As of December 31, 2003, Merrill Lynch Life's assets included $2.2 billion of cash, short-term investments, and investment grade publicly traded available-for-sale securities that could be liquidated if funds were required.

In order to continue to issue annuity products, Merrill Lynch Life must meet or exceed the statutory capital and surplus requirements of the insurance departments of the states in which it conducts business. Statutory accounting practices differ from generally accepted accounting principles ("GAAP") in two major respects. First, under statutory accounting practices, the acquisition costs of new business are charged to expense, while under GAAP they are amortized over a period of time. Second, under statutory accounting practices, the required additions to statutory reserves for new business in some cases may initially exceed the statutory revenues attributable to such business. These practices result in a reduction of statutory income and surplus at the time of recording new business.

The National Association of Insurance Commissioners utilizes the Risk Based Capital ("RBC") adequacy monitoring system. The RBC calculates the amount of adjusted capital that a life insurance company should have based upon that company's risk profile. As of December 31, 2003 and 2002, based on the RBC formula, Merrill Lynch Life's total adjusted capital level was in excess of the minimum amount of capital required to avoid regulatory action.

Merrill Lynch Life receives claims paying ability ratings from Standard and Poors and A.M. Best. At December 31, 2003, Merrill Lynch Life received ratings from Standard and Poors and A.M. Best of "A+" and "A", respectively.

Merrill Lynch Life has developed a comprehensive capital management plan that will continue to provide appropriate levels of capital for the risks Merrill Lynch Life assumes, but will allow Merrill Lynch Life to reduce its absolute level of surplus. In implementing this plan, Merrill Lynch Life paid cash dividends of $30.9 million to MLIG during 2002. No dividends were paid during 2003 or 2001. Merrill Lynch Life received a $50.0 million capital contribution from its parent during 2003.

Merrill Lynch Life believes that it will be able to fund the capital and surplus requirements of projected new business from current statutory earnings and existing statutory capital and surplus. If sales of new business significantly exceed projections, Merrill Lynch Life may have to look to its parent and other affiliated companies to provide the capital or borrowings necessary to support its current marketing efforts. Merrill Lynch Life's future marketing efforts could be hampered should its parent and/or affiliates be unwilling to commit additional funding.

During June 2003, Merrill Lynch Life and Merrill Lynch & Co. executed a "keepwell" agreement. The agreement obligates Merrill Lynch & Co. to maintain a level of capital in Merrill Lynch Life in excess of minimum regulatory capital requirements.

CONTRACTUAL OBLIGATIONS

During 2000, Merrill Lynch Life committed to participate in a limited partnership. As of December 31, 2003, $4.3 million had been advanced towards the Merrill Lynch Life's $10.0 million commitment to the limited partnership.

RESULTS OF OPERATIONS

Merrill Lynch Life's gross earnings are principally derived from two sources:

- the charges imposed on variable annuity and variable life insurance contracts, and

- the net earnings from investment of fixed rate life insurance and annuity contract owner deposits less interest credited to contract owners, commonly known as interest spread

The costs associated with acquiring contract owner deposits (deferred policy acquisition costs) are amortized over the period in which Merrill Lynch Life anticipates holding those funds, as noted in the Critical Accounting

Policies section above. Insurance expenses and taxes reported in the statements of earnings are net of amounts deferred. In addition, Merrill Lynch Life incurs expenses associated with the maintenance of inforce contracts.

2003 compared to 2002

Merrill Lynch Life recorded net earnings of $41.4 million and $47.6 million for 2003 and 2002, respectively.

Policy charge revenue decreased $10.1 million (or 4%) to $228.9 million during 2003 as compared to $239.0 million in 2002. During 2003, asset-based policy charge revenue decreased $5.4 million (or 4%). The decrease in asset-based policy charge revenue is attributable to lower average variable account balances. During the same comparative period, average variable account balances decreased $429.1 million (or 4%). In addition, non-asset based policy charge revenue decreased $4.7 million (or 5%) during 2003 as compared to 2002 primarily due to a decrease in cost of insurance charges on variable life insurance contracts. The decrease in cost of insurance charges is primarily due to the decrease in life insurance inforce.

Net earnings derived from interest spread decreased $20.0 million (or 30%) to $45.7 million during 2003 as compared to $65.7 million in 2002. The decrease in interest spread is primarily due to the reduction in fixed rate contracts inforce, as well as, reductions in invested asset yields resulting from (i) the lower interest rate environment during 2003 as compared to 2002 and (ii) the increase in credit quality of the portfolio. Additionally, during 2003, net earnings derived from interest spread were negatively impacted by a $3.2 million decrease in real estate income. Merrill Lynch Life sold its remaining real estate holding during the fourth quarter of 2002.

Merrill Lynch Life experienced net realized investment gains (losses) of $1.0 million and ($9.1) million during 2003 and 2002, respectively. The following table provides net realized investment gains (losses) by type:

Realized Gains (Losses)       2003            2002           Difference
-----------------------    -----------     ----------     ----------------
                                         (In Millions)
Interest related gains     $       9.6     $     32.1     $     (22.5)  (1)
Credit related losses            (12.3)         (42.6)           30.3   (2)
Trading account                    3.7           (2.1)            5.8   (3)
Real estate                          -            3.5            (3.5)  (4)
                           -----------     ----------     -----------
                           $       1.0     $     (9.1)    $      10.1
                           ===========     ==========     ===========

(1)   Primarily due to decreased invested asset sales during 2003.

(2) Reflective of the generally stronger corporate credit environment during 2003 as compared to 2002.

(3) The trading account is comprised of convertible debt and convertible preferred equity securities. The valuations of these securities will generally fluctuate in a direct relationship to changes in the valuations of the underlying common equity.

(4)   Merrill Lynch Life sold its remaining real estate holding during 2002.

The market value adjustment expense is attributable to a contract provision in Merrill Lynch Life's modified guaranteed annuity products. This contract provision results in a market value adjustment to the cash surrender value of those contracts that are surrendered before the expiration of their interest rate guarantee period. During 2003, the market value adjustment expense increased $1.1 million (or 30%) to $4.8 million as compared to $3.7 million in 2002. The increase is primarily due to the lower interest rate environment during 2003 as compared to 2002. The market value adjustment expense has an inverse relationship to changes in interest rates.

Policy benefits increased $6.6 million (or 11%) to $64.6 million during 2003 as compared to $58.0 million in 2002 primarily due to increased variable annuity death benefit payments incurred under GMDB provisions.

Amortization of deferred policy acquisition costs decreased $24.7 million (or 24%) to $76.4 million during 2003 as compared to $101.1 million in 2002. Excluding the impact of period-to-period differences in DAC unlocking as noted in the Critical Accounting Policies section above, amortization of deferred policy acquisition costs decreased $19.6 million as compared to 2002. This decrease is primarily due to the decreases in interest-related realized gains and policy charge revenue.

Insurance expenses and taxes increased $3.6 million (or 7%) to $52.1 million during 2003 as compared to $48.5 million in 2002. The following table provides the changes in insurance expenses and taxes by type for each respective period:

Insurance expenses and taxes - net of capitalization     2003        2002        Difference
----------------------------------------------------    -------    --------    ----------------
                                                               ($ in Millions)
Commissions                                             $  23.1    $   20.1    $       3.0   (1)
General insurance expenses                                 28.7        29.0           (0.3)
Taxes, licenses, and fees                                   0.3        (0.6)           0.9   (2)
                                                        -------    --------    -----------
                                                        $  52.1    $   48.5    $       3.6
                                                        =======    ========    ============

(1) The increase in commissions is primarily due to increases in variable annuity asset-based commissions.

(2) The increase in taxes, licenses, and fees is primarily due to guaranty fund association refunds received during 2002. Guaranty fund association refunds received during the first quarter of 2002 were $1.1 million.

Merrill Lynch Life's effective federal income tax rate increased to 25% for 2003 from 22% for 2002 primarily due to period-to-period differences in DRD and FTC adjustments as noted in the Critical Accounting Policies section above. Also, during 2003, deferred tax components have been significantly impacted by fluctuations in GMDB tax reserves. The reserve fluctuations have resulted in a decreased deferred tax expense during 2003 as compared to 2002.

2002 compared to 2001

Merrill Lynch Life recorded net earnings of $47.6 million and $77.7 million for 2002 and 2001, respectively.

Policy charge revenue decreased $14.8 million (or 6%) to $239.0 million during 2002 as compared to $253.8 million in 2001. The decrease in policy charge revenue is primarily attributable to reductions in asset-based policy charge revenue collected on variable account balances. Variable annuity and variable life asset-based policy charge revenue decreased $14.6 million (or 11%) and $3.8 million (or 14%), respectively, generally consistent with decreases in average variable account balances for those products. Asset-based policy charge revenue was favorably impacted by increases in rates charged to unaffiliated fund investment managers for administrative services. Non-asset based policy charge revenue increased $3.6 million (or 4%) during 2002 as compared to 2001.

Net earnings derived from interest spread decreased $3.1 million (or 4%) to $65.7 million during 2002 as compared to $68.8 million in 2001. The decrease in interest spread is primarily due to the reduction in fixed rate contracts inforce, as well as, reductions in invested asset yields resulting from the lower interest rate environment as compared to 2001. Net earnings derived from interest spread were favorably impacted by a $2.3 million increase in real estate income.

Merrill Lynch Life experienced net realized investment losses of $9.1 million and $13.8 million during 2002 and 2001, respectively. The following table provides net realized investment gains (losses) by type:

Realized Gains (Losses)       2002            2001            Difference
-----------------------     -----------     ---------     -----------------
                                          (In Millions)
Interest related gains      $      32.1     $     4.4     $      27.7    (1)
Credit related losses             (42.6)        (16.8)          (25.8)   (2)
Trading account                    (2.1)         (1.4)           (0.7)   (3)
Real estate                         3.5             -             3.5    (4)
                            -----------     ---------     -----------
                            $      (9.1)    $   (13.8)    $       4.7
                            ===========     =========     ===========

(1) The increase in interest related gains is primarily attributable to increases in invested asset market valuations resulting from the lower interest rate environment as compared to 2001.

(2) The increase in credit related losses is due to the generally weak corporate credit environment during 2002.

(3) The trading account is comprised of convertible debt and convertible preferred equity securities. The valuations of these securities will generally fluctuate in a direct relationship to changes in the valuations of the underlying common equity.

(4) Merrill Lynch Life sold one property during 2002 that resulted in a $3.5 million gain.

The market value adjustment expense is attributable to a contract provision in Merrill Lynch Life's modified guaranteed annuity products. This contract provision results in a market value adjustment to the cash surrender value of those contracts that are surrendered before the expiration of their interest rate guarantee period. During 2002, the market value adjustment expense increased $1.4 million (or 60%) to $3.7 million as compared to $2.3 million in 2001. The increase is primarily due to the lower interest rate environment during 2002 as compared to 2001. The market value adjustment expense has an inverse relationship to changes in interest rates.

Policy benefits increased $20.3 million (or 54%) to $58.1 million during 2002 as compared to $37.8 million in 2001 primarily due to increased variable annuity death benefit payments incurred under GMDB provisions.

Reinsurance premium ceded decreased $1.4 million (or 6%) to $23.1 million during 2002 as compared to $24.5 million in 2001. The decrease is attributable to the decrease in life insurance inforce.

Amortization of deferred policy acquisition costs increased $41.8 million (or 70%) to $101.1 million during 2002 as compared to $59.3 million in 2001 primarily due to period-to-period differences in DAC unlocking as noted in the Critical Accounting Policies section above. Excluding DAC unlocking, amortization of deferred policy acquisition costs increased $12.1 million as compared to 2001 primarily due to the increase in interest related realized gains.

Insurance expenses and taxes decreased $18.0 million (or 27%) to $48.5 million during 2002 as compared to $66.5 million in 2001. The decrease in insurance expenses and taxes is primarily due to i) cost savings resulting from Merrill Lynch Life's consolidation of its life and annuity policy administration service centers, which was completed during the third quarter 2001, ii) reductions in employee compensation expense, and iii) reductions in asset-based commissions resulting from decreased average variable account balances.

Merrill Lynch Life's effective federal income tax rate decreased to 22% for 2002 from 34% for 2001 primarily due to period-to-period differences in DRD and FTC adjustments as noted in the Critical Accounting Policies section above. Also during 2002, Merrill Lynch Life's current and deferred tax components have been significantly impacted by fluctuations in GMDB tax reserves. The reserve fluctuations have resulted in an increased current tax benefit and an increased deferred tax expense during 2002 as compared to 2001.

Segment Information

Merrill Lynch Life's operating results are categorized into two business segments: Life Insurance and Annuities. Merrill Lynch Life's Life Insurance segment consists of variable life insurance products and interest-sensitive life products. Merrill Lynch Life's Annuity segment consists of variable annuities and interest-sensitive annuities. The "Other" earnings category represents earnings on assets that do not support contract owner liabilities. Net earnings by segment were as follows:

   Segment         2003      2002     2001
--------------    ------    -----    ------
                        (In Millions)
Life Insurance    $ 21.0    $23.2    $ 25.8
Annuities           14.7     24.1      51.1
Other                5.7      0.3       0.8

The products that comprise the Life Insurance and Annuity segments generally possess similar economic characteristics. As such, the financial condition and results of operations of each business segment are generally consistent with Merrill Lynch Life's consolidated financial condition and results of operations presented herein.

OTT losses on investments by segment were as follows:

   Segment        2003    2002    2001
   -------        ----    ----    ----
                     (In Millions)
Life Insurance    $7.1   $ 4.6    $1.8
Annuities          2.0    15.7     9.4
Other                -     3.7       -

Merrill Lynch Life is not dependent upon any single customer, and no single customer accounted for more than 10% of its revenues during 2003.

Inflation

Merrill Lynch Life's operations have not been materially impacted by inflation and changing prices during the preceding three years.